LOAN MODIFICATION AGREEMENT NO. 2

     This Loan Modification Agreement No. 2 (this "Agreement"), dated as of July 18, 2002 (the "Effective Date"), is made between IMMUCOR, INC., a Georgia corporation ("U.S. Borrower"), DOMINION BIOLOGICALS LIMITED, the successor by amalgamation to 3000524 Nova Scotia Limited and itself a corporation incorporated under the laws of Canada ("Canadian Borrower"), and IMMUCOR MEDIZINISCHE DIAGNOSTIK GMBH, a corporation incorporated under the laws of the Federal Republic of Germany ("German Borrower"; U.S. Borrower, Canadian Borrower and German Borrower, individually and collectively, "Borrower"), as borrower, and WACHOVIA BANK, NATIONAL ASSOCIATION, a national banking association, as lender ("Lender") for the purpose of amending or otherwise modifying the terms of that certain Loan Agreement, dated as of February 23, 2001, heretofore made between Lender and Borrower (which, as it has been, or hereafter may be, modified or amended, is called herein the "Loan Agreement"), as amended by that Loan Modification Agreement No. 1 amongst Borrower and the Lender dated as of September 11, 2001 ("Loan Modification Agreement No. 1").

                                   Background

     Borrower and Lender previously entered into Loan Modification Agreement No. 1 which waived certain prior defaults by Borrower under the Loan Agreement. Such waivers were conditioned upon, among other things, the receipt prior to December 31, 2001 by the U.S. Borrower of an investment of at least Five Million Dollars ($5,000,000) subordinated to all Obligations of each Credit Party to Lender and which would be applied to reduce the outstanding Obligations (the "Junior Capital Infusion").

     The U.S. Borrower has not obtained the Junior Capital Infusion. As a result, (i) U.S. Borrower became liable to Lender for a supplemental waiver fee;
(ii) U.S. Borrower became obligated to issue to Lender a warrant to purchase from the U.S. Borrower 750,000 shares of voting common stock (which, in lieu thereof, Lender subsequently agreed to accept certain fees), (iii) certain interest rates under the Loan Documents increased; and (iv) the maturity dates of all existing credit facilities advanced to February 28, 2003.

     Borrower and Lender make this Loan Modification Agreement No. 2 in order to amend certain terms and conditions of the Loan Agreement, including the maturity dates, the applicable interest rates, and the loan covenants.

     Now, therefore, in consideration of the mutual promises contained herein and in the Loan Agreement, the receipt and sufficiency of which are hereby acknowledged, Lender and Borrower, each intending to be legally bound, agree as follows:

1. Definitions. Capitalized terms used herein, but not expressly defined themselves herein, shall have the meanings given to such terms in the Loan Agreement or in Loan Modification Agreement No. 1.

2. Loan Modifications. Lender and Borrower agree to modify the Loan Agreement as follows:

2.1 Change in Termination Dates. Notwithstanding the failure by Borrower to obtain the Junior Capital Infusion, the termination or maturity dates of the Obligations shall be amended as follows:

(a) Revolvers. Commencing on the Effective Date, the Loan Agreement is hereby amended to provided that each of the U.S. Line of Credit, the Canadian Line of Credit, and the German Line of Credit will terminate no later than December 1, 2005.

(b) Term Loan A and Term Loan B. Borrower shall make payments of principal and interest under Term Loan A and Term Loan B in accordance with the original payment schedule as provided in the Loan Agreement dated February 23, 2001. Specifically, the principal amount of Term Loan A shall be repaid by the U.S. Borrower in twenty (20) quarterly installments on each Payment Date, commencing on March 1, 2001, the first four (4) of which shall be in the amount of $375,000 each, the next four (4) of which shall be in the amount of $875,000 each and the next twelve (12) of which shall be in the amount of $1,250,000 each; provided, however, that the final such installment, due and payable on December 1, 2005, shall be in such amount as is required to pay in full the unpaid principal balance of Term Loan A, together with all accrued and unpaid interest thereon; and the principal amount of Term Loan B, together with all accrued and unpaid interest thereon, shall be due and payable in full on December 1, 2005.

(c) Canadian Term Loan. The outstanding principal balance of the CAD Term Loan shall continue to be repaid by the U.S. Borrower in quarterly installments in accordance with the amortization schedule set forth in the CAD Term Note; provided, however, that the final such installment, which shall be due and payable on September 1, 2002, shall be in such amount as is required to pay in full the unpaid principal balance of the CAD Term Loan, together with all accrued and unpaid interest thereon.

2.2 Change in Interest Rate. Commencing on the Effective Date, Subsections 2.1(a) and 2.1(b) of the Loan Agreement shall be


     (a) Applicable Rate.

          (i) The outstanding principal balance of each Loan (other than Term Loan B), or each outstanding portion thereof, shall bear interest initially at a rate per annum equal to either: (i) the Prime Rate in the case of that portion of such Loan at any time constituting a Prime Borrowing or (ii) subject to the conditions and limitations set forth in subsection (c) below, the LIBOR Rate plus the Applicable Margin in the case of that portion of such Loan at any time constituting a LIBOR Borrowing; subject, however, in each case, to adjustment as provided in subsection (b) below.

          (ii) The outstanding principal balance of Term Loan B shall bear interest initially at a rate per annum equal to either: (i) the Prime Rate plus one-half of one percent (0.5%), in the case of that portion of such Loan at any time constituting a Prime Borrowing, or (ii) subject to the conditions and limitations set forth in subsection (c) below, the LIBOR Rate plus the Applicable Margin, in the case of that portion of such Loan at any time constituting a LIBOR Borrowing; subject, however, in each case, to adjustment as provided in subsection (b) below.

          (b) Applicable Margin. The "Applicable Margin" shall mean as of the Effective Date a rate per annum equal to, with respect to Advances under the Lines of Credit, the Term Loan A 200 basis points (2.00%) and, with respect to the Term Loan B, 250 basis points (2.50%), and the Applicable Margin shall be subject to subsequent adjustment, up or down, based on the U.S. Borrower's financial performance, determined by reference to the Funded Debt/EBITDA Ratio, measured quarterly; that is, if the Funded Debt/EBITDA Ratio, measured for each Fiscal Quarter of the U.S. Borrower, commencing with the first Fiscal Quarter ending after the Effective Date, is as described below, the Applicable Margin shall be the margin appearing opposite said Funded Debt/EBITDA Ratio:


                                Applicable Margin
         ----------------------------------------------------------------------
                    Funded Debt/         Lines of Credit,
         Level      EBITDA Ratio         and Term Loan A       Term Loan B
         ------  -------------------    ------------------  -----------------

         I          <1.75:1.00                2.00%               2.50%

         II         >1.75:1.00, but           2.50%               3.00%
                    < 2.25:1.00

         III        >2.25:1.00                2.75%               3.25%



Lender shall determine whether any adjustment to the Applicable Margin is to be made quarterly, based on the U.S. Borrower's financial statements for each Fiscal Quarter delivered to Lender pursuant to Section 4.2; provided that if such financial statements are not timely delivered to Lender, then an adjustment to the Applicable Margin shall be made based on an assumed delivery of said financial statements reflecting a Funded Debt/EBITDA Ratio of greater than 2.25:1.0; i.e., Level III above. Each such adjustment to the Applicable Margin shall become effective as of the first day of the calendar month following the date on which such financial statements are delivered (or deemed delivered) to Lender, and shall remain effective unless and until any subsequent adjustment becomes effective in accordance with the terms of this Section 2.2.1(b). Each such adjustment shall apply only to LIBOR Borrowings made (including conversions and continuations) within such period (but not to any then existing). In the event that the annual audited financial statements of the U.S. Borrower for any Fiscal Year shall require restatement of financial statements of the U.S. Borrower and such restatement shall affect the Funded Debt/EBITDA Ratio and would have required a different Applicable Margin to be in effect for prior period(s), then Lender, at its option, may require Borrower to make additional payments of interest for such prior period(s).

2.3 Change in Non-Usage Fee. Subsection 2.2.2(b) of the Loan Agreement shall be amended and restated to read as set forth below:

               (v) For purposes hereof, the term "Applicable Percentage" shall mean as of the Effective Date, one-quarter of one percent (.25%), and the Applicable Percentage shall be subject to subsequent adjustment, up or down, based on the U.S. Borrower's financial performance, on a quarterly basis, commencing with the first Fiscal Quarter ending after the Effective Date, as set forth in the table below (with references to Levels I through III below corresponding to the same Levels I through III in Section 2.2.1):

                          LEVEL                    APPLICABLE PERCENTAGE

                          I                               .250%
                          II                              .375%
                          III                             .500%

               Lender shall determine whether any adjustment to the Applicable Percentage is to be made quarterly, based on the U.S. Borrower's financial statements for each Fiscal Quarter delivered to Lender pursuant to Section 4.2; provided that if such financial statements are not timely delivered to Lender, then an adjustment to the Applicable Percentage shall be made based on an assumed delivery of such financial statements reflecting a Funded Debt/EBITDA Ratio of greater than 2.25:1.00; i.e., Level III above; provided further if any Default Condition shall exist no adjustment downward shall occur. Each such adjustment to the Applicable Percentage shall become effective as of the first day of the calendar month following the date on which such financial statements are delivered (or deemed delivered) to Lender, and shall remain effective unless and until any subsequent adjustment becomes effective in accordance with the terms of this
          Section 2.2.2(b). In the event that the annual audited financial statements of the U.S. Borrower for any Fiscal Year shall require restatement of financial statements of the U.S. Borrower and such restatements shall affect the Funded Debt/EBITDA Ratio and would have required a different Applicable Percentage to be in effect for prior period(s), then Lender, at its option, may require Borrower to make additional payments of interest for such prior period(s).

2.4 Annual Commitment Fee. There shall be added to the Loan Agreement the following Subsection 2.2(c):

               (c) Annual Commitment Fee. Commencing on July 1, 2003, and on each anniversary thereof while Lender has an obligation to lend under any of the Lines of Credit, Borrower shall pay to Lender a fully earned, non-refundable annual commitment fee in an amount equal to the product of (i) one-eighth of one percent (.125%) of the sum of the U.S. Line of Credit Limit plus the Dollar Equivalent of the Canadian Line of Credit Limit plus the Dollar Equivalent of the German Line of Credit Limit outstanding on May 31 of such year, (ii) times the lesser of (x) 1.00 or (y) a fraction, the numerator of which is the number of days from July 1 of such year until December 1, 2005, and the denominator of which is 365 days.

2.5 Roll Forward of Other Fees. There shall be added to the Loan Agreement the following Subsection 2.2(d):

               (d) Other Fees. To memorialize those fees now owing pursuant to Loan Modification Agreement No. 1 and certain agreements made subsequent thereto in exchange for Lender's waiver of the requirement for delivery of the Warrants described therein, Borrower acknowledges, confirms and agrees that Lender has earned, and Borrower is bound to pay Lender the following fees on the dates prescribed below, provided that upon any acceleration of all Obligations, all such fees then shall become due and payable in full:


                     Restructuring  Fee for Missing    In Lieu of
         Date (EOM)       Fee        12/31 Deadline    Warrant Fee       Total

         2002
         July           $62,500         $37,500                        $100,000
         August         $62,500         $37,500                        $100,000
         September                      $37,500        $  75,000       $112,500
         October                        $37,500        $  75,000       $112,500
         November                       $37,500        $  75,000       $112,500
         December                       $37,500        $  75,000       $112,500

         2003
         January                                       $ 100,000       $100,000
         February                                      $ 100,000       $100,000


2.6  Changes in Financial Covenants.

(a) Definitions. The definitions of "Fixed Charge Coverage Ratio and "Leverage Ratio" shall be amended and restated to read as follows: "Fixed Charge Coverage Ratio" shall mean, with respect to any Person and for any fiscal period, the ratio of (i) such Person's EBITDA for the consecutive 12-month period ending with such period, minus such Person's Taxes for the consecutive 12-month period ending with such period, to (ii) such Person's Fixed Charges for the consecutive 12-month period ending with such period, all as determined on a consolidated basis; and "Leverage Ratio" shall mean, with respect to any Person and for any fiscal period, the ratio of (i) the sum of such Person's total liabilities (including accrued and deferred income taxes) as at the end of such fiscal period to (ii) such Person's Net Worth as at the end of such fiscal period, all as determined on a consolidated basis.

(b) Fixed Charge Coverage Ratio. Section 6.1 of the Loan Agreement shall be amended and restated to read as set forth below:

     6.1 Fixed Charge Coverage Ratio. The U.S. Borrower and its Consolidated Subsidiaries shall have for each Fiscal Quarter ending closest to each date set forth below, a Fixed Charge Coverage Ratio of not less than that set forth below for such period:

                                                              Minimum Fixed
     Fiscal Quarter Ending:                               Charge Coverage Ratio:
     ---------------------                                ---------------------

     Quarters ending August 31, 2002 through May 31, 2003       1.20:1.00

     Quarters ending August 31, 2003 through May 31, 2004       1.35:1.00

     Thereafter                                                 1.45:1.00

(c) Funded Debt to EBITDA. Section 6.2 of the Loan Agreement shall be amended and restated to read as set forth below:

     6.2 Funded Debt/EBITDA Ratio. The U.S. Borrower and its Consolidated Subsidiaries shall have for each Fiscal Quarter ending closest to each date set forth below a Funded Debt/EBITDA Ratio of not more than that set forth below for such period:


                                                       Maximum Funded
         Fiscal Quarter Ending:                        Debt/EBITDA Ratio:
         ---------------------                         -----------------
         Quarters ending August 31, 2002                   2.50:1.00
                 through May 31, 2003

         Thereafter                                        2.00:1.00

          Solely for purposes of this Section 6.2, so long as any Debt of the U.S. Borrower or any of its Consolidated Subsidiaries is, by its terms, expressly subordinated to the obligations of such Credit Party to Lender, including, without limitation, all Obligations, on terms and conditions satisfactory to Lender in its sole discretion, and so long as Lender determines, in its sole discretion, that such subordination is and continues to be in all respects valid and enforceable against the holders of such obligations, such subordinated Debt shall not be included as Funded Debt; provided, however, that the foregoing shall not be deemed to be a consent by Lender to the incurrence by any Credit Party of any Debt not otherwise permitted to be incurred pursuant to Section 5.2.

(d) Leverage Ratio. Section 6.3 of the Loan Agreement shall be amended and restated to read as set forth below:

          6.3 Leverage Ratio. The U.S. Borrower and its Consolidated Subsidiaries shall have for each Fiscal Quarter ending closest to each date set forth below, a Leverage Ratio of not less than that set forth below for such period:

         Fiscal Quarter Ending:                                 Leverage Ratio:
         ---------------------                                  --------------

         Quarters ending August 31, 2002 through May 31, 2003      1.75:1.00

         Quarters ending August 31, 2003 through May 31, 2004      1.50:1.00

         Thereafter                                                1.25:1.00

(e) CAPEX. Section 5.14 of the Loan Agreement shall be amended and restated to read as set forth below:

     5.14 Certain Capital Expenditures. The U.S. Borrower and its Subsidiaries shall not make Capital Expenditures to acquire equipment for lease to their customers in an aggregate amount in excess of $3,500,000 during any Fiscal Year.

2.7 Change in Borrowing Base and Borrowing Base Reporting.

(a) Definition of "Eligible Accounts." The definition of "Eligible Accounts" shall be amended and restated to mean, collectively, the Eligible Domestic Entity Accounts and the Eligible Foreign Entity Accounts, other than any account receivable generated as a result of selling instruments.

(b) Definition of "Borrowing Base." The definition of "Borrowing Base" shall be amended and restated to mean the aggregate of the following amounts: (i) an amount equal to eighty (80%) of the Dollar value of Eligible Domestic Entity Accounts plus (ii) an amount equal to forty-five percent (45%) of the Dollar value of Eligible Foreign Entity Accounts plus (iii) an amount equal to the lesser of (A) fifty percent (50%) of the Dollar value of Eligible Inventory or
(B) fifty percent (50%) of the amount of Advances outstanding pursuant to the preceding clauses (i) and (ii) minus (iii) Borrowing Base Reserves.

(c) Weekly Delivery of Borrowing Base Certificate. Provided that no Event of Default occurs, and notwithstanding any provision of Section 4.2.10 of the Loan Agreement to the contrary, until May 31, 2003, Borrower shall deliver the Borrowing Base Certificate on a weekly basis, as soon as practicable after the end of each calendar week, but not later than the second Business Day of the succeeding calendar week, reflecting weekly updates of the information specified in said Section 4.2.10 for the U.S. Borrower and its Subsidiaries, and monthly updates of such information for the German Borrower and the Canadian Borrower. Subsequent to May 31, 2003, provided that no Event of Default occurs, delivery of the Borrowing Base Certificate shall resume on a monthly basis in accordance with said Section 2.4.10. In addition to the foregoing, the requirement for delivery of weekly Cash Flow projections, prescribed in Section 5 of Loan Modification Agreement No. 1 shall continue without abatement both before and after May 31, 2003.

(d) Field Exams. Unless and except to the extent that any Event of Default then exists, the obligation of Borrower to reimburse Lender for field audits conducted by it pursuant to Section 9.6 of the Loan Agreement shall be limited to not more than: (i) one (1) field audit during the remainder of calendar year 2002; (ii) two (2) field audits during calendar year 2003; and (iii) one (1) field audit per calendar year thereafter; it being understood that Lender's standard audit fee has changed from a flat $2,500 per audit plus out-of-pocket expenses to $750 per auditor per diem plus out-of-pocket expenses.

3. Inducing Representations. To induce Lender to enter into this Agreement, Borrower hereby represents and warrants that: (i) Borrower is duly authorized to enter into this Agreement, and this Agreement, upon its execution by Borrower and Lender, will constitute Borrower's legal, valid and binding obligations enforceable in accordance with its terms against Borrower; (ii) after giving effect to this Agreement, no Event of Default exists; (iii) no present right of setoff, counterclaim, recoupment claim, claim, cause or action or defense exists in Borrower's favor in respect of its payment or performance of any Obligations or arising from any action (or inaction) of Lender; and (iv) except as modified by this Agreement, all terms of the Loan Agreement and each Loan Document are in full force and effect as originally stated.

4. Miscellaneous. Except as otherwise expressly provided herein, all modifications to the Loan Agreement set forth herein shall take effect on the Effective Date. Each existing Loan Document (including, particularly, any Note) shall be deemed modified hereby as necessary to conform its terms to the terms of the Loan Agreement, as modified hereby. This Agreement constitutes a Loan Document, and shall be governed and construed accordingly. This Agreement constitutes the entire agreement between Lender and Borrower relative to the subject matter hereof, and supersedes and replaces any prior understandings and agreements, written or oral, in regard thereto. This Amendment shall be binding on, and inure to the benefit of, the successors and assigns of Borrower and Lender. Borrower shall reimburse Lender for all costs which Lender incurs, including reasonable attorneys fees, in the preparation, negotiation, execution and performance of this Agreement, and the recording of any Loan Documents in connection herewith.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

                                   WACHOVIA BANK,
                                   NATIONAL ASSOCIATION


                                   By:
                                      --------------------------------
                                   Name:
                                        ------------------------------
                                   Title:
                                         -----------------------------


                    (SIGNATURES CONTINUED ON FOLLOWING PAGE)

                                    IMMUCOR, INC.


                                    By:
                                       --------------------------------
                                    Name: Steven C. Ramsey
                                    Title: Chief Financial Officer



                    (SIGNATURES CONTINUED ON FOLLOWING PAGE)

                                    DOMINION BIOLOGICALS LIMITED


                                    By:
                                       --------------------------------
                                       Name: Steven C. Ramsey
                                       Title: Vice President

                    (SIGNATURES CONTINUED ON FOLLOWING PAGE)

                                        IMMUCOR MEDIZINISCHE DIAGNOSTIK GMBH


                                        By:
                                           --------------------------------
                                           Name: Edward L. Gallup
                                           Title: Managing Director